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May 24, 1996                      For more information contact:
                                  Paul Wagler, Senior Vice President, Finance
                                  Dwight Hawes, Vice President, Finance
                                  The Loewen Group Inc.
                                  Tel: (800) 347-7010

Stock Symbols:
TSE:               LWN
ME:                LWN
Nasdaq:            LWNGF
(All amounts listed in U.S. dollars)

                             FOR IMMEDIATE RELEASE
                             ---------------------


THE LOEWEN GROUP ANNOUNCES SENIOR MANAGEMENT ADDITIONS

BURNABY, B.C. - Mr. Ray Loewen, Chairman and CEO of The Loewen Group is pleased to announce that Mr. Doug McKinnon, Mr. Grant Ballantyne and Mr. Tom
Stilgenbauer have joined the Company's senior management team.   Mr. McKinnon
and Mr. Ballantyne are both based out of the Loewen home office in Burnaby while Mr. Stilgenbauer is located at the Company's Cincinnati headquarters.

"The Loewen Group is experiencing another record year of growth and continues to expand its senior management team along with its infrastructure", said Ray Loewen, Chairman and CEO. "We are pleased to add executives of this calibre to broaden and strengthen our management team".

DOUG MCKINNON, EXECUTIVE VICE-PRESIDENT

Mr. McKinnon has had a long and distinguished career in senior management, including as president of Paperboard Industries Corporation in Ontario, Canada. Mr. McKinnon's role will include overseeing The Loewen Group's organizational structure and providing direction and support to senior management.

GRANT BALLANTYNE, SENIOR VICE-PRESIDENT, FINANCIAL CONTROL AND ADMINISTRATION

Mr. Ballantyne has had almost thirty years of experience in finance and administration, most recently as senior vice-president and CFO for CUC Broadcasting Limited in Ontario, Canada. Reporting to Mr. McKinnon, his responsibilities include corporate budgeting, financial reporting and control.
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The Loewen Group Inc.           May 24, 1996                          Page 2



TOM STILGENBAUER, VICE-PRESIDENT, OPERATIONS

Mr. Stilgenbauer brings 25 years of financial and operational management experience from the retail industry to The Loewen Group. He most recently was senior vice-president, operations of Hook-Superx, Inc., a chain of 1,200 retail
drug stores.   Prior to that position, he was divisional president of Superx
Drugs a division of Hook-Superx. Mr. Stilgenbauer will be responsible for the operating management of the company's funeral homes in the United States and Canada.

The Loewen Group is also announcing, with regret, the departure of Bruce Watson, executive vice-president from our senior management team. Ray Loewen has expressed his heartfelt thanks to Mr. Watson for his three years of outstanding service and contribution to the growth and success of The Loewen
Group.   Mr. Loewen joins all members of the Company in wishing Mr. Watson the very best in his future endeavours.

                                      ---

With corporate offices in Burnaby, British Columbia, Cincinnati and Philadelphia, The Loewen Group is the second largest funeral home and cemetery operator in North America. The company employs approximately 10,000 people and owns and operates 847 funeral homes and 201 cemeteries across the United States and Canada. Over 90 per cent of the company's revenue is derived from the United States.

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